Exhibit 99.1

FOR IMMEDIATE RELEASE
February 26, 2013

ASSISTED LIVING CONCEPTS ENTERS INTO DEFINITIVE AGREEMENT TO BE ACQUIRED BY TPG

ALC Class A Stockholders to Receive $12.00 per Share in Cash

MENOMONEE FALLS, Wis. – Assisted Living Concepts, Inc. (NYSE:ALC) ("ALC"), a Wisconsin-based operator of 210 senior living residences in 20 states, today announced that it has entered into a definitive agreement to be acquired by TPG, the global private investment firm.

Under the terms of the agreement, ALC stockholders will receive $12.00 in cash for each share of Class A common stock.  In accordance with the ALC charter, based on the Class A per share merger consideration, holders of ALC's Class B common stock will receive $12.90 in cash per share.  The agreement was unanimously approved by ALC's Board of Directors and a Special Committee of the Board of Directors formed in connection with the exploration of strategic alternatives.

"We are very pleased with the transaction," stated Mr. Mel Rhinelander, chairman of the Special Committee.  "The acquisition represents a significant premium for our shareholders, and we also believe that TPG will help continue ALC's focus on high quality service and care for our residents."

The closing of the transaction is conditioned upon, among other things, affirmative votes of ALC's stockholders, including a majority of the holders of its Class A common stock (excluding certain affiliated holders), the receipt of customary regulatory approvals and other customary closing conditions.  The transaction is not subject to a financing condition.

Citigroup Global Markets, Inc. acted as financial advisor to the Special Committee, and Cravath, Swaine & Moore LLP acted as independent legal counsel to the Special Committee.  Goldman, Sachs & Co. acted as financial advisor to TPG, and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to TPG.

About ALC

Assisted Living Concepts, Inc. and its subsidiaries operate 210 senior living residences comprising 9,313 resident units in 20 states.  ALC's senior living residences typically consist of 40 to 60 units and offer a supportive, home-like setting.  Residents may receive assistance with the activities of daily living either directly from employees or through our wholly owned home health subsidiaries.  ALC employs approximately 4,600 people.

About TPG

TPG is a leading global private investment firm founded in 1992 with $54.5 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo.  TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.  The firm's investments span a variety of industries including real estate, healthcare, financial services, travel and entertainment, technology, energy, industrials, media and communications, retail and consumer.  For more information, visit www.tpg.com.

Important Information and Where to Find It

ALC plans to file with the Securities and Exchange Commission (the "SEC") and mail to its stockholders a proxy statement regarding the proposed acquisition of ALC by TPG.  Investors and security holders are urged to read the proxy statement relating to such acquisition carefully and in its entirety, including any other relevant documents filed with the SEC and incorporated by reference in the proxy statement, when they become available because they will contain important information.  Investors and security holders may obtain a free copy of the proxy statement and other documents that ALC files with the SEC (when available) from the SEC's website at www.sec.gov and ALC's website at www.alcco.com.  In addition, the proxy statement and other documents filed by ALC with the SEC (when available) may be obtained from ALC free of charge by directing a request to Assisted Living Concepts, Inc., c/o Investor Relations, W140 N8981 Lilly Road, Menomonee Falls, WI 53051-2325.

Certain Information Regarding Participants

ALC, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of ALC's security holders in connection with the proposed acquisition of ALC by TPG.  Security holders may obtain information regarding the names, affiliations and interests of such individuals in ALC's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on March 12, 2012, and its definitive proxy statement for the 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2012 and amended on June 22, 2012.  Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the proposed acquisition of ALC by TPG when it is filed with the SEC.  These documents (when available) may be obtained free of charge from the SEC's website at www.sec.gov and ALC's website at www.alcco.com.  This announcement does not constitute an offer or any solicitation of any offer, to buy or subscribe for any securities.

Safe Harbor Statement

Statements about the expected timing, completion and effects of the proposed merger, and all other statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as "may", "will", "should", "expect", "plan", "anticipate", "continuing", "believe" or "project", or the negative of those words or other comparable words. Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to ALC as of the date hereof, and, subject to any applicable law to the contrary, ALC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are not a guarantee of future performance and are subject to a number of risks, assumptions and uncertainties that could cause ALC's actual results to differ from those projected in such forward-looking statements. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transaction described herein; approval of the merger by ALC's stockholders; the ability to obtain regulatory approvals of the transactions contemplated by the merger agreement on the proposed terms and schedule; the failure of ALC's stockholders to approve the transactions contemplated by the merger agreement; ALC's ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the merger agreement; the risk that the transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; and the risks that are described from time to time in ALC's reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 12, 2012, in other of ALC's filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.

Media Contacts

For ALC: Mr. Mel Rhinelander Tel: 905-470-5555 Email: rhinelander@rogers.com	For TPG: Owen Blicksilver PR, Inc. Lisa Baker Tel: 914-725-5949 Email: lisa@blicksilverpr.com or Jennifer Hurson Tel: 845-507-0571 Email: jennifer@blicksilverpr.com

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